Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson Chief Financial Officer (864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS SECOND QUARTER

GREENVILLE, S.C. (October 25, 2012) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2012.

Net income for the second quarter decreased 1.7% to $22.9 million compared to $23.3 million for the same quarter of the prior year.  Net income per diluted share increased 13.2% to $1.72 in the second quarter of fiscal 2013 compared to $1.52 in the prior year quarter.  Total revenues increased to $139.4 million in the second quarter of fiscal 2013, a 5.5% increase over the $132.1 million reported in the second quarter last year.

Sandy McLean, CEO, stated, “The Company’s growth in earnings per share has benefitted from our ongoing share repurchase program during the current fiscal year.  Over the past six months, the Company has repurchased approximately 1.1 million shares of World Acceptance’s stock.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares.”

As previously announced, the Company increased its debt facility by $113 million dollars with the intention of utilizing $100 million to repurchase shares.  In the first six months, the Company has spent $75.1 million to repurchase approximately 1.1 million shares. Combined with the 2.2 million shares repurchased during fiscal 2012, the Company has reduced its weighted average diluted shares outstanding by 12.9% when comparing the two six month periods.

Loan demand improved during the second quarter, with gross loan balances increasing to $1.1 billion at the end of the period, up $123.0 million and 12.7% from a year ago.

Interest and fee income increased 4.8%, from $116.2 million to $121.8 million in the second quarter of fiscal 2013 due to continued growth in loan volume and expansion of offices.  Interest and fee yields decreased during the quarter as a result of both a shift in collections to October, as well as the ongoing decline in overall yields resulting from the slight change in mix to larger balance loans.  Insurance and other income rose by 10.5% to $17.6 million in the second quarter of fiscal 2013 compared with $15.9 million in the second quarter of fiscal 2012.

“Our charge-off rate decreased as a percent of net loans on an annualized basis from 14.8% for the three months ended September 30, 2011, to 13.9% for the three months ended September 30, 2012.  Managing our credit risks is a key driver of our earnings growth.  Additionally, our past due loans as measured by those that are 61+ days delinquent has remained flat at 4.2% on a contractual basis for the two quarterly periods,”  stated Mr. McLean.

The provision for loan losses rose 7.8% to $32.4 million in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012.  “We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook,” noted Mr. McLean.

The Company’s general and administrative expenses increased by 7.6% compared with the second quarter of the prior year due primarily to the new office openings during fiscal 2013.  The Company opened 35 new offices, purchased three new offices and closed two offices during the first six-months of the fiscal year resulting in a total of 1,173 offices at September 30, 2012.  General and administrative expenses as a percent of total revenues increased from 46.5% in the prior year quarter to 47.5% during the current fiscal quarter, primarily due to the lower revenue growth.

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WRLD Reports Second Quarter

October 25, 2012

The Company’s second quarter effective income tax rate increased to 37.7% compared with 36.5% for the prior year’s second quarter.  The increase was primarily due to the effects of a discrete event in the prior year quarter resulting from the release of a reserve related to a state refund.

Other key return ratios for the second quarter included a 13.4% return on average assets and a return on average equity of 25.1% (both on a trailing 12 month basis).

Six-Month Results

For the first six-months of the fiscal year, net income rose 4.7% to $45.5 million compared to $43.5 million for the six-months ended September 30, 2011.  Fully diluted net income per share rose 20.5% to $3.35 in fiscal 2013 compared to $2.78 for the first six-months of fiscal 2012.

Total revenues for the first six-months of fiscal 2013 rose 6.6% to $272.2 million compared to $255.3 million during the corresponding period of the previous year.  Annualized net charge-offs as a percent of average net loans decreased from 13.7% during the first six-months of fiscal 2012 to 13.1% for the first six-months of fiscal 2013.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,173 offices in 13 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-455-2296, passcode 1803742.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=89760.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Second Quarter

October 25, 2012

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Interest & fees	$121,818	$116,233	$237,117	$223,581
Insurance & other	17,580	15,906	35,117	31,714
Total revenues	139,398	132,139	272,234	255,295
Expenses:
Provision for loan losses	32,402	30,057	56,017	52,896
General and administrative expenses
Personnel	44,670	40,742	93,083	85,377
Occupancy & equipment	9,138	8,720	17,781	16,939
Advertising	2,801	2,699	5,446	5,482
Intangible amortization	339	434	708	867
Other	9,210	8,869	18,299	17,312
	66,158	61,464	135,317	125,977
Interest expense	4,066	3,947	7,992	7,331
Total expenses	102,626	95,468	199,326	186,204
Income before taxes	36,772	36,671	72,908	69,091
Income taxes	13,871	13,367	27,392	25,605
Net income	$22,901	$23,304	$45,516	$43,486
Diluted earnings per share	$1.72	$1.52	$3.35	$2.78
Diluted weighted average shares outstanding	13,287	15,328	13,596	15,619

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30, 2012	March 31, 2012	September 30, 2011
ASSETS
Cash	$12,704	$10,768	$13,061
Restricted cash	-	-	77,000
Gross loans receivable	1,087,902	972,723	964,955
Less: Unearned interest & fees	(297,407)	(257,638)	(258,484)
Allowance for loan losses	(61,329)	(54,507)	(54,164)
Loans receivable, net	729,166	660,578	652,307
Property and equipment, net	24,319	23,486	23,199
Deferred income taxes	25,599	18,474	17,958
Goodwill	5,896	5,691	5,635
Intangibles	4,928	5,479	5,885
Other assets	10,349	10,527	9,308
	$812,961	$735,003	$804,353

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	386,600	279,250	359,600
Income tax payable	6,626	11,528	11,615
Accounts payable and accrued expenses	22,345	25,350	20,494
Total liabilities	415,571	316,128	391,709
Shareholders' equity	397,390	418,875	412,644
	$812,961	$735,003	$804,353

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WRLD Reports Second Quarter

October 25, 2012

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011

Expenses as a percent of total revenues:
Provision for loan losses	23.2%	22.7%	20.6%	20.7%
General and administrative expenses	47.5%	46.5%	49.7%	49.3%
Interest expense	2.9%	3.0%	2.9%	2.9%

Average gross loans receivable	$1,063,271	$957,903	$1,032,306	$931,122

Average loans receivable	$773,450	$699,978	$753,254	$682,096

Loan volume	$760,709	$703,505	$1,513,702	$1,406,097

Net charge-offs as percent of average loans	13.9%	14.8%	13.1%	13.7%

Return on average assets (trailing 12 months)	13.4%	13.7%	13.4%	13.7%

Return on average equity (trailing 12 months)	25.1%	23.0%	25.1%	23.0%

Offices opened (closed) during the period, net	28	21	36	41

Offices open at end of period	1,173	1,108	1,173	1,108

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